ING USA Annuity and Life Insurance Company Des Moines, Iowa

Customer Service Center		In this Contract, you or your refers to the
[P.O. Box 9271		Owner and we, our, or us refers to ING USA
909 Locust Street		Annuity and Life Insurance Company, a stock
Des Moines, Iowa 50306-9271]		company.
[1-800-366-0066]

Product Name		Contract Number
[Premium Plus]		[123456]

Annuitant	Annuitant’s Age	Annuitant’s Sex
[Thomas J. Doe]	[55]	[Male]

Owner	Owner’s Age	Residence State
[John Q. Doe]	[35]	[Delaware]

Contract Date	Issue State
[July 1, 2008]	[Delaware]

Initial Premium	Premium Tax	Initial Premium Less Premium Tax
[$10,000.00]	[$0.00]	[$10,000.00]

Annuity Commencement Date	Annuity Plan
[July 1, 2038]	[Payments for a 10-Year Period Certain and Life]

Variable Separate Account
[Separate Account B of ING USA Annuity and Life Insurance Company]

If this Contract is in force on the Annuity Commencement Date, we will commence Annuity Payments based on the Annuity Plan you have selected according to the terms on this and the following pages. If you die prior to the Annuity Commencement Date and this Contract is in force, we will pay the Death Benefit to the
Beneficiary.

READ YOUR CONTRACT CAREFULLY. This is a legal Contract between you and us.

All payments and values, when based on the investment experience of the Variable Sub-accounts, are not guaranteed as to dollar amount and may increase or decrease, depending on the Variable Sub-
accounts’ investment results. Surrender charges may apply if the Contract is Surrendered or
Withdrawals are taken prior to the Annuity Commencement Date. Provisions regarding the variable nature of this Contract are found on pages 11-14.

RIGHT TO EXAMINE THIS CONTRACT
You may cancel or void this Contract by mailing or delivering it to us at the address shown above or to the agent through whom you purchased it within 10 days (30 days or longer as may be required by applicable law in the state where this Contract is delivered or issued for delivery as a replacement contract) after the date you receive it. If so returned, we will promptly refund the Accumulation Value, plus any charges we have deducted as of the date the returned Contract is received by us, less any
Premium Credit. The Contract will then be deemed void.

WE WILL PROVIDE YOU WITH ADDITIONAL INFORMATION REGARDING THE BENEFITS AND
PROVISIONS OF THIS CONTRACT UPON WRITTEN REQUEST. YOU MAY ALSO CALL [1-800-366-0066]
FOR INQUIRIES, INFORMATION OR RESOLUTION OF COMPLAINTS.

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH PREMIUM CREDIT PROVISION
Variable Cash Surrender Values. Non-Participating. Investment results reflected in value.
Surrender charges waived under specified conditions (see Section 5.3) .

IU-IA-4000

1

TABLE OF CONTENTS

1.	CONTRACT SCHEDULE

2.	IMPORTANT TERMS AND DEFINITIONS

3.	INTRODUCTION TO THE CONTRACT

	3.1	The Contract

	3.2	The Owner

	3.3	The Annuitant

	3.4	The Beneficiary

4.	PREMIUMS AND TRANSFERS

	4.1	Premiums

	4.2	Premium Credits

	4.3	Premium Credit Recapture

	4.4	Premium Allocation

	4.5	Transfers

	4.6	Automatic Transfers (Dollar Cost Averaging)

	4.7	Automatic Rebalancing

	4.8	What Happens if a Variable Sub-account is Not Available

5.	CONTRACT VALUE

	5.1	The Variable Separate Account

	5.2	The Accumulation Value

	5.3	Charges and Expenses

6.	CONTRACT BENEFITS

	6.1	Contract Surrender

	6.2	Withdrawals

	6.3	The Death Benefit

	6.4	Annuity Payments

7.	OTHER IMPORTANT INFORMATION

	7.1	Annual Report to Owner

	7.2	Assignment

	7.3	Misstatement of Age or Sex

	7.4	Payments We May Defer

	7.5	Claims of Creditors

	7.6	Incontestability

	7.7	Basis of Computation

	7.8	Rules for Interpreting this Contract

IU-IA-4000

2

		1.	CONTRACT SCHEDULE
A.	Charges and Fees:

Annual Administrative Charge	[$40.00]
Excess Transfer Charge	[$25.00]
Daily M & E Charge	[0.004697]%, equal to an annual rate of [1.70]%
Daily Asset Based Administrative Charge	[0.000411]%, equal to an annual rate of [0.15]%

Surrender Charge Schedule
Complete Years Elapsed Since Premium Paid	0	1	2	3	4	5	6	7	8	9+
Percentage of Premium Withdrawn	9%	9% 9%		8%	7%	6%	5% 4%		2%	0%

B.	Premium Credits

Total Premiums	Premium Credit Percentage
[$25,000 – $499,999.99]	[3%]
[$500,000 – $999,999.99]	[4%]
[$1,000,000+]	[5%]

There may be situations in which the Premium Credit is not fully earned. Read Sections 4.2 Premium
Credits and 4.3 Premium Credit Recapture of this Contract carefully.

C.	Premium Credit Recapture

Premium Credit Recapture Schedule
Complete Years Elapsed Since Premium Paid 0	1	2	3	4	5	6	7	8	9
Percentage of Premium Credit Recaptured [100%]	[100%]	[75%]	[75%]	[50%]	[50%]	[25%]	[25%]	[0%]	[0%]

D.	Specially Designated Variable Sub-account

[ING Liquid Assets] or its successor

E.	Attached Riders and Endorsements

[form numbers and name of all attached riders	[Rider/endorsement price if separate identified cost]
& endorsements]

[IU-RA-4004	Market Value Adjusted Fixed Interest Account Endorsement]

IU-IA-4000

3

[THIS PAGE INTENTIONALLY LEFT BLANK]

(NOTE TO CODER; DO NOT FILE WITH THIS NOTE: THIS PAGE WILL ALWAYS BE INSERTED. IF TEXT FROM PAGE 3
CONTINUES ONTO THIS PAGE, THE ABOVE STATEMENT IS DELETED. IF TEXT RUNS ONTO ANOTHER “3 (CONT’D)” PAGE,
YOU MUST INSERT TWO SUCH 3 (CONT’D) PAGES. IN ALL CASES, PAGE 4 MUST BE A FACING PAGE IN THE CONTRACT)

IU-IA-4000

3 (Cont’d)

2. IMPORTANT TERMS AND DEFINITIONS

Accumulation Value is defined in Section 5.2.

Additional Premium means any payment, other than the Initial Premium, made by you to us for this Contract.

Age means the age of a person on his or her last birthday.

The Annuitant is the person upon whose life the Annuity Payments are based.

The Annuity Commencement Date is the date after which you have the right to receive Annuity Payments and is the date used in determining the timing of such Annuity Payments.

Annuity Payments are periodic payments made by us to you, or to some other payee as directed by you, beginning on the Annuity Commencement Date.

The Annuity Plan is an option elected by you that determines the frequency, duration and amount of the
Annuity Payments.

Beneficiary means the person or entity who will receive the Death Benefit.

Business Day means the hours of any day the New York Stock Exchange (“NYSE”) is open for trading, exclusive of federal holidays, or any day the Securities and Exchange Commission (“SEC”) requires that mutual funds, unit investment trusts or other investment portfolios be valued.

The Cash Surrender Value is the amount you receive upon Surrender of this Contract.

Code means the Internal Revenue Code of 1986, as amended.

The Contingent Annuitant is the person who will become the Annuitant if the named Annuitant dies prior to the Annuity Commencement Date.

The Contingent Beneficiary is the person who will become the Beneficiary if the named Beneficiary dies prior to any Owner (any Annuitant if any Owner is not an individual).

The Contract is defined in Section 3.1.

The Contract Anniversary is the same day and month each year as the Contract Date. If no such day exists, the Contract Anniversary shall be the next calendar day.

Contract Date means the date on which this Contract becomes effective. The Contract Date is shown on the first page of this Contract.

A Contract Year is the period beginning on a Contract Anniversary (or, in the first Contract Year only, the
Contract Date) and ending on the day preceding the next Contract Anniversary.

The Death Benefit is the amount paid to the Beneficiary upon death of any Owner (or any Annuitant if any
Owner is not an individual) prior to the Annuity Commencement Date.

Endorsements are attachments to this Contract that add, change or supersede its terms or provisions.

The General Account is an account which contains all of our assets other than those held in our variable separate accounts.

The Initial Premium is the payment made by you to us to put this Contract into effect.

An Irrevocable Beneficiary is a Beneficiary whose rights and interest under this Contract cannot be changed without his or her consent.

IU-IA-4000

4

The Net Return Factor is a value which reflects: (1) the investment experience of a mutual fund or investment portfolio in which a Variable Sub-account invests; and (2) the charges assessed against that Variable Sub-
account during a Valuation Period.

Non-participating means that this Contract will not pay dividends resulting from any of our surplus or earnings.

Notice to Us means written notification received at our Customer Service Center in a form satisfactory to us or other means of notification to which we and you mutually agree. The address of the Customer Service Center is shown on the first page of this Contract. Notice to Us received when the NYSE is closed for trading will be deemed to be received on the next Business Day.

The Owner is the person or entity (if the Owner is not an individual), as shown in our records, who owns the
Contract and who is entitled to exercise the rights of ownership.

Premium means collectively the Initial Premium and any Additional Premium.

Premium Credit means an amount in addition to the Premium payment which we add to the Contract’s
Accumulation Value at the time that Premium is paid. Premium Credits are not considered Premium but are considered part of earnings under the Contract.

Premium Tax means any tax or fee imposed or levied by any state government or political subdivision thereof on us in connection with the Premium you pay for this Contract.

Proof of Death means a certified copy of a death certificate, a certified copy of a statement of death from the attending physician, a finding of a court of competent jurisdiction as to the cause of death, or any other proof satisfactory to us.

Riders are attachments to this Contract that add, change or supersede its terms or provisions.

The Right to Examine Period is the period stated in the “Right to Examine This Contract” provision on the first page of this Contract during which you have the right to cancel or void the Contract.

The Specially Designated Variable Sub-account is a Variable Sub-account that is used as a “holding”
account or for similar administrative purposes as provided in the provisions of this Contract. The Specially
Designated Variable Sub-account is designated by us and is identified in the Contract Schedule.

Surrender means a transaction in which the full Cash Surrender Value is taken from the Contract. In the event of a Surrender, the Contract will terminate and be of no further value.

A Valuation Period is the time from the close of regular trading on the NYSE on one Business Day to the close of regular trading on the next succeeding Business Day.

The Variable Separate Account is an account established by us to hold assets funding the variable benefits for this and other variable annuity or variable life insurance contracts. The Variable Separate Account is named on the first page of this Contract.

Variable Sub-accounts are subdivisions of the Variable Separate Account. Variable Sub-accounts are used to determine the allocation of the Contract’s assets within the Variable Separate Account.

A Withdrawal is a transaction in which only a portion of the Cash Surrender Value is taken from the Contract.

IU-IA-4000

5

3. INTRODUCTION TO THE CONTRACT

3.1	The Contract

This Contract and any attached application, amendments, Endorsements or Riders constitute the entire contract between you and us. It is issued in consideration of the Initial Premium. In the absence of fraud, all statements on the basis of which this Contract is issued shall be deemed representations and not warranties.

Only our President, a Vice President or Secretary is authorized to change or modify any of the Contract’s terms, provisions or requirements. Any such change must be in writing. We may make changes to the Contract if necessary to continue to qualify it as an annuity contract under applicable law. Riders and Endorsements added to comply with applicable law do not require your consent but are subject to regulatory approval. Any such changes will apply uniformly to all Contracts that are affected.

The provisions of this Contract shall, in all events, be construed to comply with the requirements of Section 72(s) of the Code.

3.2	The Owner

You are the Owner of this Contract and as the Owner, you may exercise the rights provided under the Contract. There may be multiple Owners. If there is more than one Owner, all Owners must agree to any change or exercise of the Owner’s rights under this Contract.

You may change the ownership at any time prior to the Annuity Commencement Date. To change ownership, you must provide Notice to Us. Unless you specify otherwise, a change of ownership will take effect as of the date the notice is signed. However, we are not responsible for any actions we take prior to receiving and recording your notice if such actions conform to your directions then on file with us.

Any addition or deletion of an Owner is treated as a change of ownership. We are not responsible for the tax consequences resulting from any change of ownership.

3.3	The Annuitant

The Annuitant must be an individual and is designated by you at the time this Contract is issued. There may be 2 Annuitants. An Annuitant cannot be changed while he or she is living. You are the Annuitant if no other Annuitant is named.

You may name a Contingent Annuitant. The Contingent Annuitant cannot be changed while he or she is living. If you are a sole Owner and not also the Annuitant, you will be the Contingent Annuitant if no other Contingent Annuitant is named. If there are multiple Owners, we will treat the youngest Owner as the Contingent Annuitant unless you direct otherwise.

If the sole Annuitant who is not an Owner dies prior to the Annuity Commencement Date and no other Contingent Annuitant exists, we will allow you 60 days from the date of the Annuitant’s death but not later than the Annuity Commencement Date to name someone other than yourself as the Annuitant. However, if at the time of any Annuitant’s death any Owner is not an individual, the death of any Annuitant prior to the Annuity Commencement Date will be treated as the death of an Owner as described in Section 6.3.

3.4	The Beneficiary

The Beneficiary is designated by you. You may designate any Beneficiary to be an Irrevocable Beneficiary. There may be different classes of Beneficiaries, such as primary and contingent. These classes set the order under which the Death Benefit is paid. There may be more than one Beneficiary in each class. If there are multiple Owners, at the death of the first Owner, any surviving Owner will take the place of and be deemed to be the primary Beneficiary. If there is a sole Owner and all Beneficiaries die before such Owner, or if there is no Beneficiary designation in effect, the Owner’s estate or legal successor will be deemed to be the primary Beneficiary.

IU-IA-4000

6

We will deem that any Beneficiary died before the Owner:

(1)	If that Beneficiary dies at the same time as the Owner;

(2)	If that Beneficiary dies within 24 hours after the Owner’s death;

(3)	If there is not sufficient evidence to determine that the Beneficiary and Owner died other than simultaneously; or

(4)	As provided by applicable law.

Unless you designate an Irrevocable Beneficiary, you may change the Beneficiary at any time prior to the
Annuity Commencement Date. To make a Beneficiary change, you must provide Notice to Us. Unless you specify otherwise, the change cancels any existing Beneficiary designations in the same class and will take effect as of the date the notice is signed. However, we are not responsible for any actions we take prior to receiving and recording your notice if such actions conform to your directions then on file with us.

When naming or changing the Beneficiary, you may specify the form of the Death Benefit payments. We will honor the specified form to the extent permitted under Section 72(s) of the Code. If the form of payments is not specified, the Beneficiary may determine the manner of payment to the extent allowed by the Code.

The rights of any Beneficiary, including an Irrevocable Beneficiary, will end if he or she dies prior to the
Owner and will pass to any other Beneficiary then living according to their respective rights unless you provide Notice to Us directing otherwise.

IU-IA-4000

7

4. PREMIUMS AND TRANSFERS

4.1	Premiums

The Initial Premium for this Contract is payable no later than the Contract Date. There is no Contract until the Initial Premium is paid. If any check presented as payment of any part of the Initial Premium is not honored, the Contract is void.

You may pay Additional Premiums at any time after the Right to Examine Period ends provided:

	(1)	The Contract remains in force;

	(2)	The Contract Anniversary following the oldest Owner’s or Annuitant’s 85th birthday has not been reached; and

	(3)	The Annuity Commencement Date has not been reached.

Additional Premiums are subject to the following limitations:

	(1)	The minimum Additional Premium we will accept is $500.

	(2)	Our prior approval is required for any Additional Premium if the sum of all Premiums paid or the Accumulation Value under all annuity contracts you have with us, including this Contract, exceeds or would exceed $1,500,000.

	(3)	We may refuse, defer acceptance of or return any Premium in order to comply with any law or regulation.

Additional Premiums must be received at our Customer Service Center at the address shown on the first page of this Contract.

4.2	Premium Credits

On the date each Premium is paid, we will add a Premium Credit to the Contract’s Accumulation Value, allocated proportionately in the same manner as the related Premium. The Premium Credit will equal a percentage of Premium, which varies based on the sum of all Premium paid, as shown in the Contract Schedule.

Premium Credits will not be added for any Additional Premium paid:

	(1)	After the date we receive Proof of Death of any Owner (any Annuitant, if any Owner is not an individual) unless the Contract is continued by the deceased Owner’s spouse as described in Section 6.3;

	(2)	After the date we receive a Surrender or Withdrawal request for which Surrender charges are waived as provided for Extended Medical Care or Terminal Condition in Section 5.3.

4.3	Premium Credit Recapture

We may deduct all or a percentage of Premium Credits added to the Contract’s Accumulation Value if the related Premium is withdrawn or surrendered. This is termed a Premium Credit recapture. The recapture percentage depends on the number of complete years that have elapsed since the related Premium was paid. Premium Credit recapture percentages are shown in the Contract Schedule. In addition:

	(1)	If the Contract is returned during the Right to Examine Period, all Premium Credits will be recaptured.

	(2)	If the Owner (Annuitant, if any Owner is not an individual) dies, any Premium Credits added to the Contract’s Accumulation Value for Premium received 12 months prior to the date of death and later will be recaptured, until, if applicable, the Contract is continued by the deceased Owner’s spouse as provided in Section 6.3.

	(3)	If the Contract is continued by the deceased Owner’s spouse as provided in Section 6.3, any Premium Credits added for Premium received after the Contract is continued will be recaptured based on the number of complete years that have elapsed since the related Premium was paid as shown in the Contract Schedule.

	(4)	If a Surrender or Withdrawal is requested and Surrender charges are waived because the Owner (Annuitant, if any Owner is not an individual) receives Extended Medical Care or is diagnosed with a Terminal Condition pursuant to Section 5.3, any Premium Credits added to the Contract’s Accumulation Value for Premium received within 12 months prior to the date we receive the Owner’s request will be deducted from the Accumulation Value.

IU-IA-4000

8

4.4	Premium Allocation

You select how to distribute the Initial Premium among the available Variable Sub-accounts. We reserve the right to allocate the Initial Premium to the Specially Designated Variable Sub-account during the Right to Examine Period. If we do so, upon expiration of the Right to Examine Period, allocation will be made proportionately in accordance with your selection.

Additional Premiums will be allocated among the Variable Sub-accounts as you direct. If you do not provide such directions, allocation of Additional Premiums will be among the Variable Sub-accounts then available in proportion to the Accumulation Value in those Variable Sub-accounts on the date the Additional Premium is applied to the Contract.

Premium allocations will be made as of the close of business on the Business Day such Premium is received by us. However, any Premium received after the close of regular trading on the NYSE will be allocated as of the close of business on the next Business Day.

4.5	Transfers

On any Business Day 30 days or more after the Contract Date and prior to the Annuity Commencement Date, you may transfer Accumulation Value among available Variable Sub-accounts. To make a transfer, you must provide Notice to Us.

Transferred values may be reduced by excess transfer charges and redemption fees imposed by the investment portfolio in which a Variable Sub-account invests. See Section 5.3.

Transfers will occur as of the close of business on the Business Day we receive your request. However, any transfer requests received by us after the close of regular trading on the NYSE will take effect as of the close of business on the next Business Day.

We will monitor transfer activity and will restrict transfers that constitute excessive trading. Currently, the definition of excessive trading is more than one purchase and sale of the same Variable Sub-account within a 60-day period or more than 5 such purchases and sales within any 12-month period. We may modify this standard, or the standard as it may apply to a particular Variable Sub-account, at any time without prior notice, depending on, among other factors, the needs of the underlying investment portfolio(s) in which the Variable Sub-account(s) invest, the best interest of the contract owners, and/or state and federal regulatory requirements. If this standard is modified, it will be applied uniformly to all contracts or as applicable, to all contracts investing in the underlying investment portfolio. We will notify you of any such modification.

4.6	Automatic Transfers (Dollar Cost Averaging)

Prior to the Annuity Commencement Date, if you elect by providing Notice to Us, we will automatically transfer Accumulation Value from the Specially Designated Variable Sub-account (the “Source Account”) to one or more of the other Variable Sub-accounts, on a monthly basis, subject to the following:

(1) This option cannot begin until the first Business Day 30 days or more after the Contract Date.

(2) You must specify the Variable Sub-accounts to which the transfers are to be made.

(3) The transfer date will be the Business Day on or following the same day each month as the Contract Date. If this day is later than the 28th day of the month, the transfer date will be the first Business Day of the following month. No automatic transfers will be made after the Annuity Commencement Date.

(4) You elect the amount to be transferred. The minimum monthly transfer amount is $100.

(5) The maximum monthly transfer is the Accumulation Value in the Source Account at the time this option is elected divided by 3.

(6) If, on any transfer date, the Accumulation Value in the Source Account is equal to or less than the scheduled transfer amount, the entire balance remaining in the Source Account will be transferred and this option will end.

(7) This option is not available if you elect automatic rebalancing.

Automatic transfers are not subject to any excess transfer charges or limitations pertaining to frequent trading. You may discontinue or modify the option at any time by sending Notice to Us at least 7 days before the next scheduled transfer. However, we are not responsible for any actions we take prior to recording your notice if such actions conform to your directions then on file with us.

IU-IA-4000

9

4.7	Automatic Rebalancing

Prior to the Annuity Commencement Date, if you elect by providing Notice to Us, we will periodically transfer Accumulation Value as necessary to maintain a predetermined distribution among the Variable Sub-accounts. Automatic rebalancing will occur as of the close of business on the Business Day on or following the last day of each calendar quarter on a quarterly, semi-annual or annual basis as specified by you, subject to the following:

	(1)	This option cannot begin until the first Business Day 30 days or more after the Contract Date.

	(2)	The Accumulation Value at the time this option is elected must be at least $10,000.

	(3)	The predetermined distribution amount among the Variable Sub-accounts must be expressed in full percentage points.

	(4)	This option is not available if you elect automatic transfers.

Transfers made to maintain the predetermined distribution you have specified are not subject to any excess transfer charges or limitations pertaining to frequent trading. You may discontinue or modify the option by sending Notice to Us at least 7 days before the next scheduled automatic rebalancing date. However, we are not responsible for any actions we take prior to recording your notice if such actions conform to your directions then on file with us. This option will automatically terminate if any of the following occur:

	(1)	You choose to change the allocation of the Accumulation Value among the Variable Sub-accounts in a manner that does not conform to the predetermined distribution instructions;

	(2)	Your allocation instructions for any Additional Premium are other than pro-rata; or

	(3)	You make a Withdrawal on other than a pro-rata basis.

4.8	What Happens if a Variable Sub-account is Not Available

If a Variable Sub-account is no longer available for the allocation of Additional Premium or for transfers because it has been substituted by or merged into another Variable Sub-account, we will execute your instructions using the substituted or merged Variable Sub-account. The portfolio in which the substitute or proposed replacement Variable Sub-account invests may have higher fees and charges than the portfolio it replaces. If a Variable Sub-account is no longer available for the allocation of Additional Premium or for transfers for any other reason, we will allocate the Additional Premium pro-rata among the remaining Variable Sub-accounts in which you are invested. However, if no Variable Sub-accounts remain in which you are invested or if you have provided specific allocation instructions for any Additional Premium and a specified Variable Sub-account is no longer available, we will attempt to contact you or your designated representative and obtain alternate instructions. If we are unable to obtain alternate instructions within 5 Business Days, we will return the Additional Premium to you.

IU-IA-4000

10

5. CONTRACT VALUE

5.1	The Variable Separate Account

The Variable Separate Account is kept separate from our General Account and any other separate accounts we may have. We own the assets in the Variable Separate Account. Assets equal to the reserves and other liabilities of the Variable Separate Account will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets of the Variable Separate Account which exceed the reserves and other liabilities of the Variable Separate Account. Income and realized and unrealized gains or losses from assets in the Variable Separate Account are credited to or charged against the Variable Separate Account without regard to other income, gains or losses in our General Account and other separate accounts.

The Variable Separate Account is treated as a unit investment trust under federal securities laws. It is registered with the SEC under the Investment Company Act of 1940. The Variable Separate Account is also governed by the laws of Iowa, our state of domicile.

Variable Sub-accounts

The Variable Separate Account is divided into Variable Sub-accounts, each of which invests in a designated mutual fund, unit investment trust or other investment portfolio that we determine to be suitable for the Contract’s purposes. The Variable Sub-accounts, mutual funds, unit investment trusts and other investment portfolios may be managed by a separate investment adviser. Such adviser may be registered under the Investment Advisers Act of 1940.

Changes Within the Variable Separate Account

We may, from time to time, make additional Variable Sub-accounts available. We also have the right to eliminate Variable Sub-accounts, combine two or more Variable Sub-accounts or substitute a new investment portfolio for the investment portfolio in which a Variable Sub-account invests. A substitution may become necessary if, in our judgment, an investment portfolio or Variable Sub-account no longer suits the purpose of the Contract. This may happen due to a change in laws or regulations, a change in a portfolio’s investment objectives or restrictions, because the investment portfolio or Variable Sub-account is no longer available for investment or for some other reason. We will obtain any required regulatory approvals before making a substitution.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the Variable Separate Account or any Variable Sub-account that we determine to be associated with the class of contracts to which this Contract belongs to another variable separate account or to another Variable Sub- account.

When permitted by law, we reserve the right to:

(1) Deregister the Variable Separate Account under the Investment Company Act of 1940;

(2) Operate the Variable Separate Account as a management company under the Investment Company Act of 1940 if it is operating as a unit investment trust;

(3) Operate the Variable Separate Account as a unit investment trust under the Investment Company Act of 1940 if it is operating as a managed variable separate account;

(4) Restrict or eliminate any voting rights of Owners or other persons who have voting rights to the Variable Separate Account; and

(5) Combine the Variable Separate Account with other variable separate accounts.

5.2	The Accumulation Value

The Accumulation Value of this Contract is the sum of the Accumulation Value in the Variable Sub- accounts. Each Variable Sub-account will be valued at the end of each Business Day for the preceding Valuation Period.

On the Contract Date, the Accumulation Value in each Variable Sub-account equals the Initial Premium plus Premium Credits allocated to that Variable Sub-account, less any Premium Tax, if applicable.

IU-IA-4000

11

On each Business Day thereafter, the Accumulation Value in each Variable Sub-account is calculated as follows:

	(1)	We start with the Accumulation Value in the Variable Sub-account on the preceding Business Day.

	(2)	We multiply (1) by the Variable Sub-account’s Net Return Factor for the current Valuation Period.

	(3)	We add to (2) any Additional Premium less Premium Taxes if applicable, plus Premium Credits allocated to the Variable Sub-account during the current Valuation Period.

	(4)	We add or subtract transfers to or from that Variable Sub-account during the current Valuation Period.

	(5)	We subtract from (4) any Withdrawals, including any recapture of Premium Credits, if applicable, and any applicable Surrender charges from the Variable Sub-account during the current Valuation Period.

	(6)	We subtract from (5) any charges, other than daily charges, allocated to that Variable Sub-account for: (a) Any optional benefit Riders and Endorsements shown in the Contract Schedule; and (b) Any deductions from Accumulation Value as shown in the Contract Schedule.

How We Determine the Variable Sub-account’s Net Return Factor

The Net Return Factor for each Variable Sub-account is calculated as follows:

	(1)	We take the net asset value of the portfolio in which the Variable Sub-account invests at the end of the current Business Day.

	(2)	We add to (1) the amount of any dividend or capital gains distribution declared for the portfolio and reinvested in such portfolio during the current Valuation Period. We subtract from that amount a charge for any applicable Premium Taxes and any other applicable taxes.

	(3)	We divide (2) by the net asset value of the portfolio at the end of the preceding Business Day.

	(4)	We subtract the daily mortality and expense risk charge set forth in the Contract Schedule for each Variable Sub-account for each day in the current Valuation Period.

	(5)	If any Riders or Endorsements have a daily charge, we subtract that daily charge set forth in the Contract Schedule for each Variable Sub-account for each day in the current Valuation Period.

	(6)	We subtract the daily asset based administrative charge set forth in the Contract Schedule for each day in the current Valuation Period.

Calculations for Variable Sub-accounts investing in unit investment trusts are on a per unit basis.

5.3	Charges and Expenses

Annual Administrative Charge

We may assess an annual administrative charge to cover a portion of our ongoing administrative expenses. The charge is deducted from the Accumulation Value in each Variable Sub-account on each Contract Anniversary prior to the Annuity Commencement Date, on the Annuity Commencement Date or at Surrender in the same proportion that the Accumulation Value in that Variable Sub-account bears to the total Accumulation Value in all Variable Sub-accounts on that date. If the Contract Anniversary, Annuity Commencement Date or Surrender falls on a non-Business Day, the charge is calculated at the close of business on the next Business Day. We may, at any time, charge less but will never charge more than the annual administrative charge shown in the Contract Schedule. At the time of deduction, this charge will be waived if:

	(1)	The Accumulation Value is at least $100,000; or

	(2)	The sum of Premiums received to date is at least $100,000.

We may, at any time, reduce but will never increase the amounts stated above for waiving the annual administrative charge.

Excess Transfer Charge

We may assess a charge for each transfer in excess of 12 per Contract Year. Any excess transfer charge will be deducted from the Accumulation Value in the Variable Sub-account(s) from which a transfer is made. The transfer of Accumulation Value from any Variable Sub-account is deemed to be one transfer regardless of the number of Variable Sub-accounts into which the value is transferred. We may, at any time, charge less but will never charge more than the excess transfer charge shown in the Contract Schedule.

IU-IA-4000

12

Surrender Charge
A Surrender charge may be imposed as a percentage of Premium not previously withdrawn if the
Contract is Surrendered or a Withdrawal is made. The percentage imposed at the time of Surrender or
Withdrawal of a particular Premium depends on the number of complete years that have elapsed since that particular Premium was paid. Unless you direct otherwise, Surrender charges will be deducted from all Variable Sub-accounts on a pro-rata basis. Surrender charges are shown in the Contract Schedule.

No Surrender charges will be assessed on a Withdrawal and the amount of such Withdrawal will not be treated as a Withdrawal of Premium if the Withdrawal, as determined on the date of such Withdrawal, does not exceed 10% of the Accumulation Value less any Withdrawals already taken during the current
Contract Year. For purposes of determining the Surrender charge, Withdrawals are considered to come from Premium in the same order as paid (“first in, first out” basis).

In addition, we will waive any Surrender charges otherwise incurred due to Surrender or Withdrawal in the event you receive Extended Medical Care (as defined below) or are diagnosed with a Terminal Condition
(as defined below).

To qualify for this waiver as a result of Extended Medical Care:

(1)	You (or any Annuitant, if any Owner is not an individual) must first begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such care for at least 45 days during any continuous 60-day period; and

(2)	Your request for Surrender or Withdrawal, together with proof of such Extended Medical Care, must be provided in a Notice to Us during the term of such care or within 90 days after the last day you received such care.

To qualify for this waiver as a result of a Terminal Condition:

(1)	You (or any Annuitant, if any Owner is not an individual) must first be diagnosed by a Qualifying Medical Professional (as defined below) as having the Terminal Condition on or after the first Contract Anniversary; and

(2)	Your request for Surrender or Withdrawal, together with proof of such Terminal Condition, must be provided in a Notice to Us.

We may, at any time and at our expense, require a secondary medical opinion by a Qualifying Medical
Professional of our choosing.

In this section:
Extended Medical Care means confinement in a Hospital or Nursing Home prescribed by a Qualifying
Medical Professional.

Hospital or Nursing Home means a Hospital or a skilled care or intermediate care nursing facility, operating as such according to applicable law and at which medical treatment is available on a daily basis. This does not include a rest home or other facility whose primary purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care.

Qualifying Medical Professional means a legally licensed practitioner of the healing arts who: (1) is acting within the scope of his or her license; (2) is not a resident of your household or that of the Annuitant; and
(3) is not related to you or the Annuitant by blood or marriage.

Terminal Condition means an illness or injury which results in a life expectancy of 12 months or less, as measured from the date of diagnosis by a Qualifying Medical Professional.

Mortality and Expense Risk Charge
We assess a mortality and expense risk charge (“M & E Charge”) against each Variable Sub-account on a daily basis. We may, at any time, charge less but will never charge more than the daily M & E Charge shown in the Contract Schedule.

IU-IA-4000

13

Asset Based Administrative Charge
We assess an asset based administrative charge against each Variable Sub-account on a daily basis to compensate us for a portion of our ongoing administrative expenses. We may, at any time, charge less but will never charge more than the daily asset based administrative charge shown in the Contract
Schedule.

Premium Tax
We may deduct the amount of any Premium Tax when:

(1)	Such Premium Tax is incurred by us;

(2)	The Contract is Surrendered, a Withdrawal is taken or the Death Benefit is paid; or

(3)	The Accumulation Value is applied to an Annuity Plan on the Annuity Commencement Date.

If Premium Tax is not deducted when it is incurred, we have the right to deduct any Premium Tax then due when the Contract is Surrendered, a Withdrawal is taken or the Death Benefit is paid. We have the right to change the amount we charge for any Premium Tax on future Premiums to conform with changes in the law or if you change your state of residence. Unless you direct otherwise, any Premium Taxes will be deducted from all Variable Sub-accounts on a pro-rata basis.

Other Taxes
No federal income tax liability attributable to the Variable Separate Account is expected. However, changes in federal laws and/or their interpretation may result in our being taxed on income or gains attributable to the Variable Separate Account. In this case, a charge may be deducted from the Variable
Separate Account to provide for the payment of such taxes.

Redemption Fees
We may deduct the amount of any redemption fees imposed by a mutual fund or other investment portfolio in which the Variable Sub-accounts invest as a result of Surrender, Withdrawals, transfers or other transactions directed by you.

Consolidated Charge Deduction Option
We will deduct all charges, except the mortality and expense risk charge, the asset based administrative charge and any daily optional Rider and Endorsement charges from the Specially Designated Variable
Sub-account if you elect this option by providing Notice to Us. If the charges are greater than the
Accumulation Value in the Specially Designated Variable Sub-account, or you have not elected this consolidated charge deduction option, charges will be deducted from all Variable Sub-accounts on a pro-
rata basis.

At any time while this Contract is in effect, you may change your election of this option. To do this you must provide Notice to Us. Any change will take effect within 7 days after the date we receive your request.

IU-IA-4000

14

6. CONTRACT BENEFITS

6.1	Contract Surrender

On or at any time prior to the Annuity Commencement Date, you may Surrender this Contract for its Cash Surrender Value. To do so, you must provide Notice to Us. The Cash Surrender Value varies daily and will be determined as of the close of business on the Business Day on or following the date we receive your notice. We may require the Contract to be returned to us before the Cash Surrender Value is paid. If the Contract has been lost, we may require that you complete and return to our Customer Service Center the applicable lost contract form. Upon Surrender, the Contract will cease to have any further value.

Cash Surrender Value

The Cash Surrender Value equals:

(1) The Accumulation Value; less

(2) Any recapture of Premium Credits, if applicable; less

(3) Any applicable Surrender charges; less

(4) Any charges that have been incurred but not deducted, including but not limited to:

(a) Any annual administrative charges;

(b) The pro-rata part of any charges for optional benefit Riders or Endorsements;

(c) Any applicable Premium Tax; and

(d) Any redemption fees.

6.2	Withdrawals

At any time prior to the Annuity Commencement Date, you may withdraw a portion of the Accumulation Value, subject to the terms and conditions stated below, by providing Notice to Us. All Withdrawals may be reduced by the amount of any Premium Tax assessed, any redemption fees, any recapture of Premium Credits, if applicable, and any applicable Surrender charges. Unless you direct otherwise, Withdrawals will be withdrawn from all Variable Sub-accounts on a pro-rata basis.

The minimum Withdrawal is $100.

A Withdrawal will be deemed to be a full Surrender and the Cash Surrender Value will be paid if, at the time of the Withdrawal, no Premiums have been received for the prior 24 months and the Withdrawal reduces the Cash Surrender Value remaining after the Withdrawal to less than $1,000.

Systematic Withdrawals

At any time prior to the Annuity Commencement Date, you may elect to receive recurring systematic Withdrawals on a monthly, quarterly or annual basis by providing Notice to Us. If you elect this systematic Withdrawal option, the following terms and conditions apply:

(1) You may select any Business Day 30 days or more after the Contract Date and not later than the 28th day of a month as the date when systematic Withdrawals begin.

(2) Monthly systematic Withdrawals will be executed each month on the same day of the month as the date you selected for systematic Withdrawals to begin. Quarterly and annual systematic Withdrawals will be paid on the same day in the last month of the frequency period chosen.

(3) If the day on which a systematic Withdrawal is scheduled is not a Business Day, that systematic Withdrawal will be executed on the next Business Day.

(4) The maximum systematic Withdrawal that may be taken from the Accumulation Value in the Variable Sub-accounts is :

(a) 0.833% monthly;

(b) 2.50% quarterly; or

(c) 10.00% annually.

(5) If any portion of a systematic Withdrawal is subject to Surrender charges, only that portion of the systematic Withdrawal not subject to Surrender charges will be processed unless you direct otherwise.

IU-IA-4000

15

6.3	The Death Benefit

If any Owner (any Annuitant if any Owner is not an individual) dies before the Annuity Commencement Date, we will pay the Death Benefit to the primary Beneficiary. If all primary Beneficiaries die before any Owner (any Annuitant, if applicable), the Death Benefit is paid to the Contingent Beneficiary, if any. Only one Death Benefit is payable under this Contract. If there are multiple Beneficiaries, the Death Benefit will be paid in equal shares to all Beneficiaries in the same class unless you provide Notice to Us directing otherwise. The Death Benefit is the Accumulation Value less any recapture of Premium Credits.

The Death Benefit may be received in a single lump sum or applied to any of the Annuity Plans, subject to applicable law. If the Death Benefit is applied to an Annuity Plan, the Beneficiary is deemed to be the Annuitant. See Section 6.4.

Spousal Beneficiaries

If the sole primary Beneficiary is the deceased Owner’s spouse as defined by federal law, upon Notice to Us, the Contract may be continued with the surviving spouse as the new Owner, pursuant to Section 72(s) of the Code and the following will apply:

(1) If the deceased Owner was also an Annuitant, the surviving spouse will also become an Annuitant.

(2) The Age of the surviving spouse will be used as the Owner’s Age under the continued Contract.

(3) Receipt of Additional Premiums will be deemed to be an election to continue the Contract.

(4) Any Surrender charges applicable to Premiums paid prior to the date of the Owner’s death will be waived. Premiums paid after the date of the Owner’s death will be subject to any applicable Surrender charge.

(5) At the subsequent death of the new Owner (the surviving spouse), the Death Benefit must be distributed as required for non-spousal Beneficiaries as stated below and the Contract will terminate.

If the deceased Owner’s spouse does not choose to continue the Contract, the Death Benefit will be distributed as stated below for non-spousal Beneficiaries.

Non-spousal Beneficiaries

If any Beneficiary is someone other than the deceased Owner’s spouse, the following will apply:

(1) No Additional Premiums may be made following the date of the Owner’s death; and

(2) The Death Benefit must be distributed to the Beneficiary:

(a) In its entirety within 5 years of the Owner’s death; or

(b) Over the life of the Beneficiary or over a period not greater than the Beneficiary’s life expectancy with payments beginning within one year after the Owner’s death.

If any Beneficiary dies before all Death Benefit payments have been distributed, any remaining distributions will be paid as directed by you or to such Beneficiary’s estate, as applicable.

How to Claim the Death Benefit

The Death Benefit will become payable upon Notice to Us of the Owner’s (or Annuitant’s, if applicable) death and our receipt of Proof of Death and any other information necessary for us to administer the claim. The claimant should contact our Customer Service Center for instructions.

6.4	Annuity Payments

If the Accumulation Value is less than $2,000 on the Annuity Commencement Date, we will pay the Accumulation Value less any applicable Premium Tax in one lump sum as directed by you and this Contract will have no further value. If the Accumulation Value is equal to or greater than $2,000 on the Annuity Commencement Date shown in the Contract Schedule or as later changed as provided below and the Annuitant is living, we will commence Annuity Payments as directed by you.

Annuity Payments will be made monthly unless you direct us otherwise by Notice to Us. However, payments other than monthly, quarterly, semi-annually and annually require our consent. If you elect monthly Annuity Payments, the Annuity Payments will be paid each month following the Annuity Commencement Date on the same day of the month as the Annuity Commencement Date. If you elect quarterly or semi-annual Annuity Payments, the Annuity Payments will be paid on the same day as the Annuity Commencement Date in the last month of the frequency period chosen. If you elect annual

IU-IA-4000

16

Annuity Payments, the Annuity Payments will be paid on each anniversary of the Annuity Commencement
Date. You may elect other payment modes if we agree.

If the day an Annuity Payment should be paid is not a Business Day or does not exist in any month in which an Annuity Payment is due, that Annuity Payment will be paid on the next Business Day.

The payment amount will be determined by applying the Accumulation Value, less any applicable
Premium Tax, to the Annuity Plan elected. Each Annuity Payment must equal at least $20. If the Annuity
Plan and frequency of Annuity Payments do not meet this minimum requirement, we have the right to make payments less frequently as necessary to do so.

We have the right to change the minimums stated in this provision based upon increases reflected in the
Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005.

Selecting an Annuity Commencement Date
The Annuity Commencement Date may be selected by you at the time of application or anytime thereafter by providing Notice to Us at least 30 days in advance. The Annuity Commencement Date may be any date following the 5th Contract Anniversary but not later than the Contract Anniversary on or next following the oldest Annuitant’s 95th birthday. If no Annuity Commencement Date is selected, it will be the Contract
Anniversary on or next following the oldest Annuitant’s 95th birthday. You may change the Annuity
Commencement Date upon Notice to Us at least 30 days prior to the Annuity Commencement Date you previously selected.

Electing an Annuity Plan
You may elect any of the Annuity Plans described below which provide for fixed payments only. In addition, you may elect any other Annuity Plan if we agree. The Annuity Plan may be changed at any time before the Annuity Commencement Date upon 30 days prior Notice to Us. If an Annuity Plan is not elected by the Annuity Commencement Date, payments will be made automatically each month for a minimum of 120 months and as long thereafter as the last surviving Annuitant lives unless otherwise limited by applicable law.

Upon request, we will send you the proper forms to choose or change an Annuity Plan. The chosen
Annuity Plan will go into effect when the forms are received and recorded by us.

Election of the Annuity Plan is subject to the following terms and conditions:

(1)	If you do not direct otherwise, Annuity Payments will be paid to you.

(2)	Our consent is necessary if the payee is other than an individual, such as a trust or corporation, in order to ensure compliance with any applicable tax laws.

(3)	If for any reason the payee is changed, the change will take effect at the time Notice to Us is received and recorded.

(4)	We are not responsible for any actions we take prior to recording your notice if such actions conform to your directions then on file with us.

The Annuity Plans

(1)	Payments for a Period Certain

Annuity Payments are paid in equal installments for a fixed number of years as shown in Table A below. The number of years cannot be less than 10 or more than 30 unless otherwise limited by applicable law.

(2)	Payments for a Period Certain and Life

Annuity Payments are paid for a fixed number of years and as long thereafter as the Annuitant is living as shown in Table B below. However, the number of years cannot be less than 10 or more than 30 unless otherwise limited by applicable law.

(3)	Single Life Payments

Annuity Payments are paid for as long as the Annuitant is living as shown in Table B below.

(4)	Joint and Last Survivor Life Payments

Annuity Payments are paid for as long as either of two Annuitants are living as shown in Table C below.

IU-IA-4000

17

If any Owner (or any Annuitant who is not an Owner) dies on or after the Annuity Commencement Date but before all guaranteed Annuity Payments have been paid, we are required to pay the remaining value of any such guaranteed payments at least as rapidly as it was being paid before death. Consequently, we will continue payments as mandated under the Annuity Plan that was in effect at the time of death until all guaranteed Annuity Payments due have been paid.

Annuity Plan Tables
The following tables show the minimum monthly payments for each $1,000 applied under the Annuity
Plan, assuming fixed payments with a net investment return of 1.5%, using the Annuity 2000 Mortality
Tables. We may pay a higher rate at our discretion.

In Table B, the amount of each payment will depend on the Annuitant’s sex and Age at the time Annuity
Payments commence. Payments other than monthly for Ages, number of years or joint life combinations not shown will be calculated on the same basis as those shown and may be obtained from us.

	Table A: Payments for a Period Certain

Years		Years		Years

10	$8.97	17	$5.55	24	$4.13
11	8.22	18	5.28	25	3.99
12	7.59	19	5.04	26	3.87
13	7.05	20	4.82	27	3.75
14	6.60	21	4.62	28	3.64
15	6.20	22	4.44	29	3.54
16	5.86	23	4.28	30	3.45

Table B: Life Payments (Single Annuitant)
Annuitant’s	Life Only	Life with 10 Years Period Certain	Life with 20 Years Period Certain
Age	Male/Female	Male/Female	Male/Female

50	$3.25/3.01	$3.23/3.00	$3.15/2.96
55	3.65/3.35	3.61/3.33	3.46/3.25
60	4.17/3.79	4.09/3.75	3.80/3.59
65	4.87/4.39	4.71/4.30	4.15/3.97
70	5.85/5.22	5.47/5.02	4.45/4.34
75	7.20/6.43	6.35/5.93	4.66/4.61
80	9.10/8.22	7.25/6.96	4.77/4.75
85	11.75/10.91	8.02/7.89	4.81/4.81
90	15.40/14.76	8.56/8.50	4.82/4.82

Table C: Joint and Last Survivor Life Payments (Joint Annuitants)

			Male Age

Female Age
	50	55	60	65	70

50	$2.72	$2.81	$2.88	$2.93	$2.96
55	2.85	2.99	3.10	3.19	3.25
60	2.97	3.16	3.33	3.48	3.59
65	3.06	3.31	3.55	3.79	3.99
70	3.13	3.42	3.75	4.09	4.41

IU-IA-4000

18

7. OTHER IMPORTANT INFORMATION

7.1	Annual Report to Owner

At least once each year we will send you, without charge, a report which provides at a minimum the following information:

	(1)	The beginning and end dates of the current report period;

	(2)	The total Premium paid since the date of the last report;

	(3)	The Accumulation Value and its distribution among the Variable Sub-accounts as of the beginning and end dates of the current report period;

	(4)	The date and amount of any Withdrawals since the date of the last report;

	(5)	The date and amount of any other transactions since the date of the last report;

	(6)	Any Surrender charges, additional Rider charges, M & E Charges, administration charges or other transaction costs incurred since the date of the last report;

	(7)	The Cash Surrender Value as of the report date; and

	(8)	Any other information required by law or regulation.

This report will be sent to you at your last known address within 60 days after the report date. Upon your request, we will provide additional reports providing such information but may charge up to $50 for each such additional report. We will also provide you with copies of any shareholder reports of the portfolios in which the Variable Sub-accounts invest as well as any other notices, reports or documents as required by law or regulation.

7.2	Assignment

You may assign this Contract as security for a loan or other obligation. Such an assignment is not a change of ownership. However, your rights, and those of any Beneficiary, are subject to the terms of any assignment. Written consent of any Irrevocable Beneficiary is required before any assignment is effective. To make, modify or release an assignment, provide Notice to Us. Unless otherwise specified by you, any such change will take effect as of the date the notice is signed. We are not responsible for any actions we take prior to receiving and recording your notice if such actions conform to your directions then on file with us. In addition, we are not responsible for the validity, tax consequences or other effects of an assignment.

7.3	Misstatement of Age or Sex

We may require proof of the Age and/or sex of any person upon whose life Death Benefits or Annuity Payments are determined. If the Age or sex of such person has been misstated, we will adjust future benefit payments to reflect those that the Premiums would have purchased at the correct Age or sex. Any underpayments due to such misstatement will be included in the next payment from us with interest credited at the rate of 1.5% annually. Any overpayments plus interest at 1.5% annually will be deducted from future payments until the overpayment has been repaid in full.

7.4	Payments We May Defer

We may not be able to determine the value of the assets in the Variable Sub-accounts when:

	(1)	The NYSE is closed;

	(2)	Trading on the NYSE is restricted;

	(3)	An emergency exists as determined by the SEC so that the sale of securities held in the Variable Separate Account may not reasonably occur or so that we may not reasonably determine the value of the Variable Separate Account’s net assets; or

	(4)	The SEC so permits for the protection of security holders.

During such times, as to amounts allocated to the Variable Sub-accounts, we may delay:

	(1)	Determination and payment of the Cash Surrender Value;

	(2)	Determination and payment of any Death Benefit;

	(3)	Allocation changes of the Accumulation Value; or

	(4)	Application of the Accumulation Value under an Annuity Plan.

IU-IA-4000

19

7.5	Claims of Creditors

No payments, benefits, rights, privileges or options which are due or prospectively due the Owner under this Contract are subject to the claims of any creditor except as may be determined in accordance with applicable law.

7.6	Incontestability

This Contract shall be incontestable from the Contract Date.

7.7	Basis of Computation

If required, we have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is issued. The reserves and guaranteed values will at no time be less than the minimums required by the laws of that state or jurisdiction.

7.8	Rules for Interpreting this Contract

In this Contract, headings and captions are intended for convenience in reference only and do not affect interpretation of the Contract’s provisions. Unless the context clearly indicates otherwise:

(1) All language which implies the singular also includes the plural (and vice versa) and any words indicating gender include all genders; and

(2) Where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning.

IU-IA-4000

20

ING USA Annuity and Life Insurance Company Des Moines, Iowa

Customer Service Center [P.O. Box 9271 909 Locust Street Des Moines, Iowa 50306-9271] [1-800-366-0066]

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH PREMIUM CREDIT PROVISION
Variable Cash Surrender Values. Non-Participating. Investment results reflected in value.
Surrender charges waived under specified conditions (see Section 5.3) .

IU-IA-4000